CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group® Adviser Funds of our report dated December 21, 2020, relating to the financial statements and financial highlights, which appear in Delaware U.S. Growth Fund’s Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings “How do the Boards and the Funds' Other Service Providers Compare,” “Auditors” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 8, 2021